EXHIBIT 10.4
EXCLUSIVE DISTRIBUTION AGREEMENT
     THIS EXCLUSIVE DISTRIBUTION AGREEMENT (this “Agreement”) is made as of January 13, 2009 (the “Effective Date”), by and between NuVasive, Inc., a corporation organized under the laws of the State of Delaware, U.S.A., with an address at 7473 Lusk Boulevard, San Diego, California 92121 (“NuVasive”), and Progentix Orthobiology B.V., a corporation organized under the laws of Holland, with an address at Professor Bronkhorstlaan 10, building 48, 3723 MB Bilthoven, The Netherlands (“Progentix”).
RECITALS
     NuVasive entered into that certain Preferred Stock Purchase Agreement (the “Preferred Stock Purchase Agreement”) with Progentix and the shareholders of Progentix (the “Progentix Shareholders”) of even date herewith pursuant to which NuVasive purchased shares of Progentix from the Progentix Shareholders representing, immediately after such issuance, forty percent (40%) of the outstanding capital stock of Progentix on a fully-diluted basis.
     NuVasive entered into that certain Option Purchase Agreement (the “Option Purchase Agreement”) with Progentix and the Progentix Shareholders of even date herewith pursuant to which, and subject to certain exceptions set forth therein, (i) NuVasive may elect, in its sole discretion, to cause the Progentix Shareholders to sell to NuVasive all of their issued and outstanding shares of the capital stock of Progentix upon delivery of a Purchase Election Notice (as defined therein) to the Company (the “Call Option”) at any time between the second anniversary of the Option Purchase Agreement and the fourth anniversary of the Option Purchase Agreement (the “Call Option Period”), and (ii) NuVasive shall be obligated to purchase from the Progentix Shareholders all of the shares of capital stock of Progentix held by the Shareholders in the event (A) the Progentix Shareholders (or the Shareholder Representative) delivers a Milestone Completion Notice (as defined therein) to NuVasive (the “Put Option”) at any time between the date of the Option Purchase Agreement and the second anniversary of the Option Purchase Agreement (the “Put Option Period”), or (B) the Progentix Shareholders (or the Shareholder Representative) delivers a Second Put Option Notice (as defined therein) to Nuvasive (the “Second Put Option”) at any time between the second anniversary of the Option Purchase Agreement and the fourth anniversary of the Option Purchase Agreement. The period from the date of the Option Purchase Agreement through the expiration of the Call Option Period shall be referred to herein as the “Option Period.”
     In connection with the Option Purchase Agreement, Progentix desires to appoint NuVasive as its exclusive distributor for the products described on Exhibit A (the “Products”) pursuant to the terms and conditions contained herein.
AGREEMENT
The parties, intending to be legally bound, agree as follows:
1. APPOINTMENT; LICENSE.

     1.1 Appointment. Progentix hereby appoints NuVasive, for the term of this Agreement, as its exclusive, worldwide distributor of the Products for all indications and applications other than the Retained Field (the “Field”). NuVasive hereby accepts such appointment. As used herein, “exclusive” shall mean that Progentix shall not itself promote, market or sell the Products anywhere in the world (other than as set forth in Section 1.2 below) and shall not appoint any other agents, representatives or distributors to promote, market or sell the Products (other than as set forth in Section 1.2 below) anywhere in the world. NuVasive shall have the right to appoint sub-distributors as it determines in its sole discretion.
     1.2 Retained Rights. Progentix shall retain for itself and/or its designee and/or licensee the right to promote, market and sell Products into the Retained Field (as defined below), but excluding sales to hospitals or other surgical centers. For clarity, Progentix may subcontract the right to manufacture Products to a third party. As used herein, “Retained Field” shall mean dental and craniomaxillofacial applications. For clarity, NuVasive shall not have the right to promote, market and sell Products into the Retained Field.
     1.3 Product Discontinuance. Progentix shall not discontinue the supply of any or all Products in the Field or make any material changes to any Products manufactured hereunder without the prior written consent of NuVasive.
     1.4 Independent Purchaser Status. NuVasive is an independent purchaser and seller of the Products. Neither party shall act as an agent or legal representative of the other party. Neither party shall have the right or power to act for or bind the other party in any respect or to pledge its credit. NuVasive shall be free to resell the Products on such terms as it may, in its sole discretion, determine, including, without limitation, price, returns, credits and discounts. NuVasive shall be responsible for all of its own expenses with respect to the promotion, marketing, distribution and sales of Product. The detailed operations of NuVasive under this Agreement are subject to the sole control and management of NuVasive.
2. PROMOTIONAL; REGISTRATIONS.
     2.1 Promotional Materials. Promptly following the Effective Date, and as and when Progentix generates new promotional material, Progentix shall provide to NuVasive samples of all such advertising and promotional literature and documentation produced by or for Progentix for the Products, if any. NuVasive shall have the right to reproduce, prepare translations, use and distribute such literature and documentation in connection with its activities under this Agreement.
     2.2 Registrations. At its own expense, Progentix shall diligently seek to obtain from the regulatory authorities in major markets as mutually agreed in good faith (which will include without limitation the U.S. Food and Drug Administration (“FDA”) and European Medicines Agency (“EMEA”)) all registrations, licenses, permits and/or approvals required by such regulatory authorities for the promotion, marketing and sale of Products in the Field (collectively, “Registrations”). Progentix shall keep NuVasive informed of the status of the Registrations and shall consult with NuVasive regarding any responses or other actions by Progentix regarding the Registrations. After the second (2nd) anniversary of the Effective Date, NuVasive shall have the right upon written notice to Progentix to assume control over the process of acquiring the Registrations, provided that NuVasive shall be responsible for its own expenses related thereto and further provided that NuVasive shall cooperate and consult in good faith with Progentix in connection therewith. In any such event, Progentix and its personnel, at NuVasive’s expense, shall cooperate with NuVasive in obtaining the Registrations. Upon the earlier of the expiration or termination of this Agreement, Progentix shall again assume control over the process of acquiring the Registrations. In any such event, NuVasive and its personnel shall cooperate with Progentix in transferring such control back to Progentix.
     2.3 Intellectual Property Prosecution. At its own expense, Progentix shall control the preparation, filing, prosecution, maintenance and enforcement of patents and other intellectual property rights relating to the Products, and shall seek to obtain all such available rights in a diligent and commercially reasonable manner. After the second (2nd) anniversary of the Effective Date, NuVasive shall have the right upon written notice to Progentix to exclusively control the preparation, filing, prosecution, maintenance and enforcement of patents and other intellectual property rights relating to the Products in the Field; provided that NuVasive shall be responsible for its own expenses related thereto and further provided that NuVasive shall cooperate and consult in good faith with Progentix in connection therewith. In any such event, Progentix and its personnel, at Progentix’s expense, shall cooperate with NuVasive, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, filing, prosecution, maintenance and enforcement of all patents and other intellectual property rights relating to the Products in the Field. Upon the earlier of the expiration or termination of this Agreement, Progentix shall again assume exclusive control the preparation, filing, prosecution, maintenance and enforcement of patents and other intellectual property rights relating to the Products in the Field. In any such event, NuVasive and its personnel shall cooperate with Progentix in transferring such exclusive control back to Progentix.
     2.4 Trademark. NuVasive shall have the right to use any of Progentix’s trademarks in connection with the promotion, marketing, distribution and sale of the Products in the Field. Upon reasonable request, NuVasive will provide Progentix with samples of any proposed and/or actual use, quality and style of the Progentix’s trademarks. NuVasive will strictly comply with all standards with respect to Progentix’s trademarks which may be furnished by Progentix from time to time, and all uses of Progentix’s trademarks in proximity to the trade name, trademark, service name or service mark of any third party will be consistent with the standards furnished by Progentix to NuVasive from time to time. NuVasive will not engage, participate or otherwise become involved in any activity or course of action that diminishes, tarnishes or otherwise adversely affects the goodwill associated with any Progentix trademark. If Progentix determines that NuVasive is using or displaying any of Progentix’s trademarks in a manner that is or may be detrimental to Progentix’s interest, Progentix may issue reasonable instructions to NuVasive concerning the manner, if any in which NuVasive may continue to use such trademarks. NuVasive shall promptly comply with such instructions or cease the use or display of such trademarks. Any goodwill associated with any Progentix trade marks affixed or applied or used in relation to the Products shall accrue to the sole benefit of Progentix.
     2.5 Product Recalls. In the case of a Product recall or other corrective field action other than a Product recall or corrective field action to the extent resulting from NuVasive’s negligence or breach of this Agreement, the parties shall work together and NuVasive shall promptly implement such Product recall or corrective field action at Progentix’s expense.
3. TERMS AND CONDITIONS OF SALE.
     3.1 Rolling Forecasts. Except as set forth in Section 3.2 below, not later than thirty (30) days prior to the beginning of each calendar quarter during the term of this Agreement, NuVasive shall prepare and provide Progentix with a twelve (12) month rolling forecast of its good faith estimated purchase requirements for each of the Products (the “Rolling Forecast”). The quantity of the Products specified in the Rolling Forecast for the first three (3) month period reflected therein shall be a binding obligation of NuVasive to purchase, and a binding obligation of Progentix to supply, the forecasted quantity. The remainder of the Rolling Forecast shall be non-binding, and for planning purposes only. Progentix shall have no obligation to supply above one hundred fifty percent (150%) of the quantity of Products specified in the first three (3) month period of the Rolling Forecast, but if requested by NuVasive, Progentix shall exercise commercially reasonable efforts to deliver up to one hundred fifty percent (150%), of the quantity of Products specified in the first three (3) month period of the Rolling Forecast. For each of the fourth through twelfth months in each Rolling Forecast, although the quantities forecast may exceed one hundred twenty-five percent (125%) of the amount forecast for such month in the previous Rolling Forecast, the supply obligations of Progentix shall not exceed one hundred twenty-five percent (125%) of the amount forecast for such month in the previous Rolling Forecast; provided that, if requested by NuVasive, Progentix shall exercise commercially reasonable efforts to supply such excess.
     3.2 Limitations. Notwithstanding anything in this Agreement to the contrary, in no event shall Progentix be required to supply more than (i) *** cubic centimeters of the Granules Product during the first six months of this Agreement and in any event with delivery prior to the end of the sixth month of this Agreement, (ii) more than *** cubic centimeters of the Granules Product over any two (2) month period during the seventh through twelfth months of this Agreement or (iii) a total of *** cubic centimeters of the Granules Product over the first twelve (12) months of this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties shall mutually agree upon product specifications and initial supply and purchase obligations with respect to the Putty Product and the Block Product.
     3.3 Shipping. Progentix shall ship Products to NuVasive in accordance with the times set forth in NuVasive’s purchase order (or binding portion of the Rolling Forecast, as applicable). The Products shall be delivered FCA Progentix manufacturing facility (Incoterms 2000). Risk of loss shall pass to NuVasive upon delivery by Progentix to NuVasive’s designated carrier. NuVasive shall be responsible to pay all carrier costs, shipping and handling charges.
     3.4 Disposables. If any of the Products are disposable or perishable, Progentix shall provide such Products with shelf life of no less than two (2) years on the date of the shipment to NuVasive.

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     3.5 Non-Conforming Product. NuVasive shall send to Progentix a notice regarding any Product that deviates or otherwise fails to comply with the warranties described in Section 5 (each a “Defect” and/or “Defective”) or shortages with respect to any shipment of Products (a “Deficiency Notice”) within thirty (30) calendar days after receipt of the Products. If a Defect in the Products could not reasonably be discovered within this thirty (30) calendar day period (a “Latent Defect”), then NuVasive shall have the right to reject such Products within ten (10) calendar days after discovering the Latent Defect. Progentix shall either request NuVasive to return or destroy such Defective Product (in each case, at Progentix’s expense) and shall promptly furnish to NuVasive replacement Products that are not Defective. Subject to the provisions of this Section, NuVasive has the right to reject and return, at the expense of Progentix and for full credit, any Defective portion of any shipment, without invalidating the remainder of the order.
     3.6 Capacity. At all times during the term of this Agreement, Progentix shall maintain sufficient capacity to meet NuVasive’s forecasted requirements with respect to the Products. Notwithstanding the foregoing, Progentix shall not be required to maintain such capacity in the event such capacity would reasonably require the purchase of additional manufacturing equipment or the incurrence of related manufacturing expenses and NuVasive shall not approve such expenditures (i.e., pursuant to the terms of the Preferred Stock Purchase Agreement, Option Purchase Agreement or any other agreement contemplated thereunder).
4. PRICE AND PAYMENT.
     4.1 Price. Prices payable by NuVasive for the Products shall be as follows. The price for each Product shall be calculated promptly following the beginning of each calendar quarter by determining NuVasive’s “Average Gross Sales Price” for such Product during the immediately prior calendar quarter and multiplying such price by the “Sales Percentage” as determined in Section 4.2. In the event the Product is sold on a stand-alone basis, “Average Gross Sales Price” shall mean *** . The price for each Product during the initial calendar quarter shall be determined in good faith by the parties based on the estimate of the applicable selling price and using the above formula with such estimated gross sales price. Notwithstanding the foregoing, the price for the Granule Product shall initially be set at *** per cubic centimetre and shall never be less than *** per cubic centimetre. In the event the Product is sold in combination with one or more other products or components (a “Combination Product”), then “Average Gross Sales Price” shall be calculated as set forth above, multiplied by a proration factor that is determined as follows: *** .
     4.2 Sales Percentage. Commencing on the Effective Date and continuing until the second (2nd) anniversary of the Effective Date, the Sales Percentage shall be *** percent (***%). After the second (2nd) anniversary of the Effective Date and until the fourth (4th) anniversary of the Effective Date, the Sales Percentage shall be *** percent (***%). Following the fourth (4th) anniversary of the Effective Date, the Sales Percentage shall be *** percent (***%). Notwithstanding the foregoing, if Progentix delivers to NuVasive a Milestone Completion Notice (as defined in the Option Purchase Agreement), triggering the Put Option and NuVasive does not consummate the Acquisition (as defined in the Option Purchase Agreement)

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as a result of such notice, then unless any of the items set forth in Section 1.2(b)(iii)(C) of the Option Purchase Agreement has occurred, each of the above referenced Sales Percentages shall be increased by *** percent (***%) (e.g., in such case the Sales Percentage after the fourth (4th) anniversary of the Effective Date shall be increased to *** percent (***%)). If NuVasive disputes whether Progentix appropriately sent the Milestone Completion Notice (i.e., NuVasive believes that the applicable Milestone was not achieved), then the Sales Percentages shall be increased in accordance with the foregoing sentence while the parties resolve such dispute in accordance with the dispute resolution procedures in the Option Purchase Agreement. If the dispute is resolved in NuVasive’s favor, then the Sales Percentages shall be reduced to their appropriate amount and NuVasive shall have the right to credit, against future payments owing to Progentix, the difference between the amounts that were paid to Progentix and the amounts that should have been paid to Progentix if the Sales Percentages were not prematurely increased. If Progentix delivers to NuVasive the Second Put Option Notice (as defined in the Option Purchase Agreement), triggering the Second Put Option and NuVasive does not purchase all the shares of capital stock of Progentix from the Progentix Shareholders as a result of such notice, then unless any of the items set forth in Section 1.8(b)(iii)(C) of the Option Purchase Agreement has occurred, each of the above referenced Sales Percentages shall be increased by *** percent (***%) (e.g., in such case the Sales Percentage after the fourth (4th) anniversary of the Effective Date shall be increased to *** percent (***%)).
     4.3 Payment on Invoice. At the time of shipping the Products to NuVasive, Progentix shall invoice NuVasive for the Products included in such shipment. NuVasive shall pay each such invoice within thirty (30) days after the date thereof. NuVasive shall make all payments in United States dollars. Past due amounts will bear interest at the lower of a rate of one and one-half percent (1.5%) compounded annually and the maximum annual percentage rate permitted by law. If any portion of an invoice is disputed in good faith, then NuVasive shall pay the undisputed amounts as set forth herein and the parties shall use good faith efforts to reconcile the disputed amount as soon as practicable.
     4.4 Books and Records/Audit Rights. NuVasive shall keep books and records accurately showing all Products sold under the terms of this Agreement. The relevant portions of such books and records shall be open to inspection by representatives of Progentix, at Progentix’s cost, solely for the purposes of determining the correctness of the Aggregate Gross Sales Price as determined in Section 4.1. Such audit, conducted no more than once per calendar year, shall be during normal business hours after reasonable advance notice and subject to suitable confidentiality provisions. In the event an audit shows a deficiency to be due, NuVasive shall immediately pay such deficiency. NuVasive shall pay the reasonable costs and expenses of the audit if the deficiency is more than ten percent (10%) of the amount due during such audit period. If the audit shows that an excess was paid, NuVasive shall be entitled to deduct the amount of such excess from the payment due for the next calendar quarter. Such books and records shall be preserved for a period of at least two (2) years after the date of the royalty payment to which they pertain, and no audit may be conducted with respect to royalties due in any calendar year that is more than two (2) years preceding the calendar year in which the audit is being conducted. Books and records for a given calendar quarter may only be audited once.

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5. WARRANTIES AND DISCLAIMERS.
     5.1 Products Warranties.
          (a) Progentix represents and warrants that:
               (i) All Products supplied hereunder (i) in the case of Granule Products, shall conform with the manufacturing and technical specifications and procedures for the Granule Product to be set forth in a draft form 510(k) prepared by Progentix (a copy of which shall be made available to NuVasive in a reasonable time after the Effective Date), (ii) in the case of all Products, shall conform to applicable specifications for such Product as mutually agreed by the parties from time to time and attached hereto as Exhibit A, and (iii) shall not contain any Macropores (as defined in Exhibit B attached hereto) (collectively, the “Specifications”).
               (ii) The production and supply of the Products and other activities contemplated herein, and all Products supplied hereunder shall comply with all applicable laws and regulations.
               (iii) Title to all Products provided to NuVasive under this Agreement shall pass as provided in this Agreement, free and clear of any security interest, lien, or other encumbrance.
               (iv) Neither Progentix nor any of its employees have been “debarred” by the FDA or the EMEA, or subject to a similar sanction from another Regulatory Agency, nor have debarment proceedings against Progentix or any of its employees been commenced. Progentix will promptly notify NuVasive in writing if any such proceedings have commenced or if Progentix or any of its employees are debarred by the FDA or the EMEA or other Regulatory Agencies. Furthermore, Progentix represents and warrants that it shall not knowingly hire or retain as an officer or employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the FDCA. If at any time this representation and warranty is no longer accurate, Progentix shall notify NuVasive of such fact promptly after discovery of such fact.
          (b) NuVasive represents and warrants that its performance under this Agreement shall comply with all applicable United States and international laws and regulations.
     5.2 Disclaimer. EXCEPT AS PROVIDED IN THIS SECTION, NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF AND EACH PARTY EXPRESSLY DISCLAIMS ANY SUCH ADDITIONAL WARRANTIES. NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, PROVIDED, HOWEVER, THAT THIS SECTION 5.2 SHALL NOT APPLY TO EITHER PARTY’S INDEMNIFICATION OBLIGATION SET FORTH IN SECTION 8.
6. QUALITY

     6.1 Supporting Documentation; Samples. Progentix shall maintain complete and accurate copies of executed batch records sufficient to trace the history of each batch (including all documents supporting executed batch records (e.g., in-process control testing, environmental monitoring, analytical release data, microbial release data, raw material data)), and representative samples from each lot of the Products, for record keeping, stability testing, and other regulatory purposes, including as may be required by the Specifications and applicable laws and regulations, for as long as required by such Specifications and applicable laws and regulations. Subject to the foregoing, Progentix shall notify NuVasive before disposing of any of the foregoing, and NuVasive shall have the option of having such records and samples delivered to NuVasive or its designee. Upon the request of NuVasive, Progentix shall provide NuVasive reasonable access to and copies of such records and samples.
     6.2 Quality Control. Prior to any delivery of Products, Progentix shall perform quality control testing procedures and inspections to verify that the Products to be delivered conforms fully to the Specifications. Each delivery of Products shall be accompanied by a complete and accurate certificate of analysis in a form acceptable to NuVasive and describing all current requirements of the Specifications and results of tests performed certifying that the Products supplied has been produce, controlled and released in accordance with applicable Specifications and applicable laws and regulations.
     6.3 Other Records. Progentix shall maintain complete and accurate technical, scientific and other records developed in the course of its performance under this Agreement, including all data in the form required by applicable laws and regulations. Progentix shall maintain such records for a period of three (3) years after expiration or termination of this Agreement or such longer period as applicable laws and regulations may require.
     6.4 Inspections. Upon reasonable prior written notice given by NuVasive to Progentix, Progentix shall permit NuVasive or its designee to inspect and audit, during Progentix’s business hours, the production of the Products, and relevant books and records, including those kept under this Section 6, in order to determine Progentix’s compliance with applicable laws and regulations and this Agreement. In addition, NuVasive shall be entitled to review Progentix’s standard operating procedures applicable to Progentix’s performance of its obligations hereunder, at any time upon its request. NuVasive’s exercise or failure to exercise any of its rights to audit Progentix’s manufacturing facility or records pursuant to this Section shall in no way alter or affect Progentix’s obligations under this Agreement. In the event NuVasive provides Progentix with a written audit report, within thirty (30) days of receipt of such audit report, Progentix shall provide NuVasive in writing a proposed action plan subject to NuVasive’s prior written approval to address the issues described by NuVasive in the report.
7. CONFIDENTIALITY.
     7.1 Confidentiality Obligations. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all confidential information received from the other party that is marked or acknowledged to be confidential (collectively, the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those of its directors, officers and employees to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, the receiving party shall obtain agreement of any such person or entity to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. The receiving party shall notify the disclosing party promptly upon discovery of any unauthorized use or disclosure of the Confidential Information and the receiving party shall be liable for any such unauthorized use or disclosure.
     7.2 Confidentiality Exceptions. The obligations of the receiving party under Section 7.1 shall not apply to any information with respect to which the receiving party is able demonstrate by written evidence that such information (a) was publicly known prior to the disclosure of such information to the receiving party; (b) became publicly known, without fault on the part of the receiving party, subsequent to disclosure; (c) was otherwise known by the receiving party prior to communication by the disclosing party to the receiving party of such information; (d) was received by the receiving party at any time from a source other than the disclosing party lawfully having the right to disclose such information; or (e) was independently developed by the receiving party without the use of the Confidential Information of the disclosing party.
     7.3 Permitted Disclosures. The confidentiality obligations contained in Section 7.1 above shall not apply to the extent that the receiving party is required to disclose information by law, regulation or order of a governmental agency or a court of competent jurisdiction, provided that the receiving party shall provide written notice thereof to the disclosing party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.
8. INDEMNIFICATION AND INSURANCE.
     8.1 NuVasive. Subject to Section 8.3, NuVasive shall indemnify and hold harmless Progentix, its directors, officers, employees, agents, successors and assigns from and against any liabilities, expenses, or costs (including reasonable attorneys’ fees and court costs) arising out of any claim, complaint, suit, proceeding, or cause of action brought against any of them by a third party (a “Claim”) resulting from: (a) the negligent or intentionally wrongful acts or omissions of NuVasive in connection with this Agreement; or (b) a breach by NuVasive of this Agreement; in each case subject to the requirements set forth in Section 8.3 below. Notwithstanding the foregoing, NuVasive shall have no obligations under this Section 8.1 for any liabilities, expenses, or costs arising out of or relating to claims covered under Section 8.2 below.
     8.2 Progentix. Subject to Section 8.3, Progentix shall indemnify and hold harmless NuVasive, its directors, officers, employees, agents, successors and assigns from and against all liabilities, expenses, and costs (including reasonable attorneys’ fees and court costs) arising out of any Claim resulting from: (a) the negligent or intentionally wrongful acts or omissions of Progentix in connection with this Agreement, (b) a breach by Progentix of this Agreement, or (c) the infringement or misappropriation of a third party’s patent or other intellectual property rights by the making, using, selling, offering for sale or importation of the Products. Notwithstanding the foregoing, Progentix shall have no obligations under this Section 8.2 for any liabilities, expenses, or costs arising out of or relating to claims covered under Section 8.1 above.

     8.3 Indemnification Procedure. If either party becomes aware of a Claim that is included within the indemnification described in either Section 8.1 or Section 8.2, such party shall immediately notify the other party. NuVasive shall have the sole right to control the defense and settlement of any such Claim; provided, however, that Progentix shall remain liable for all liabilities, expenses and costs (including reasonable attorney’s fees and court costs) resulting from NuVasive’s defense and settlement of Claims included within the indemnification described in Section 8.2. Progentix and its employees shall provide full information and reasonable assistance to NuVasive and its legal representatives with respect to the Claims.
     8.4 Insurance. Each party shall maintain commercial general liability insurance, including contractual liability insurance and products liability insurance against claims regarding its activities contemplated by this Agreement, in such amounts as it customarily maintains for similar products and activities. Each party shall maintain such insurance during the term of this Agreement and thereafter for so long as it maintains insurance for itself covering such activities.
9. TERM AND TERMINATION.
     9.1 Term. This Agreement shall commence on the Effective Date and continue in full force and effect until terminated in accordance with Section 9.2.
     9.2 Termination. This Agreement may be terminated as follows:
          (a) By either party, if the other party commits a material breach of this Agreement and fails to cure such material breach within sixty (60) calendar days after receiving written notice thereof;
          (b) By Progentix, upon the earlier of (i) ten (10) years after the Effective Date, and (ii) the date NuVasive abandons or discontinues its sales and marketing efforts for all of the Products, with no good faith intention of resuming such efforts (i.e., a force majeure or other event outside of NuVasive’s reasonable control shall not trigger this clause (ii)).
     9.3 Rights of Parties on Termination. The following provisions shall apply on the expiration or termination of this Agreement.
          (a) NuVasive shall have the non-exclusive right, for one (1) year after the effective date of termination (the “Sell-Off Period”), to sell the Products in NuVasive’s inventory in accordance with the terms and conditions set forth in this Agreement.
          (b) The following Sections shall survive any termination or expiration of this Agreement: 2.2, 2.3, 2.4, 2.5, 3.5, 5, 6, 7, 8, 9.3, 9.4 and 10.
     9.4 Transfer of Manufacturing.
          (a) If, prior to the date NuVasive exercises its Call Option or Progentix exercises its Put Option or its Second Put Option, Progentix materially fails to supply the quantities of Products meeting the Specifications as ordered by NuVasive hereunder, then upon written request of NuVasive, Progentix shall cooperate with NuVasive and transfer to a manufacturer selected by NuVasive and acceptable to Progentix (such acceptance not to be unreasonably withheld, conditioned or delayed), all technology, know-how, trade secrets, manufacturing methods and documentation related thereto as reasonably necessary for the continued manufacture of the Products. Following any such transfer under this clause (a), the then-current Sales Percentage shall be increased by *** percent (***%).
          (b) If, after NuVasive exercises its Call Option or Progentix exercises its Put Option or its Second Put Option, Progentix materially fails to supply the quantities of Products meeting the Specifications as ordered by NuVasive hereunder, then, upon written request of NuVasive, Progentix shall cooperate with NuVasive and transfer to a manufacturer selected by NuVasive and acceptable to Progentix (such acceptance not to be unreasonably withheld, conditioned or delayed), all technology, know-how, trade secrets, manufacturing methods and documentation related thereto as reasonably necessary for the continued manufacture of the Products.
10. GENERAL PROVISIONS.
     10.1 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):
If to NuVasive, addressed to:
NuVasive, Inc.
7473 Lusk Boulevard
San Diego, California 92121
Attn: General Counsel
Fax: (858) 909-2479
With a copy to:
DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, CA 92121
Attn: Michael Kagnoff
Fax: (858) 456-3075

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If to Progentix, addressed to:
Progentix Orthobiology BV
Professor Bronkhorstlaan 10, building 48
3723 MB Bilthoven
The Netherlands
Attention: Joost de Bruijn
Fax: +31 (0)30 229 7299
With a copy to:
Goodwin Procter LLP
Exchange Place
53 State Streeet
Boston, MA 02109
Attn: Michael H. Bison, Esq.
Fax: (617) 523-1231
and
CORP. advocaten
De Lairessestraat 137-143
1075 HJ Amsterdam
Attention: Edwin Renes
Fax: + 31 (0)20 578 83 05
     10.2 Dispute Resolution. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts located in the city of New York, New York and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.
     10.3 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     10.4 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     10.5 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by each of the parties hereto.
     10.6 Assignments, Successors, and No Third-Party Rights. Except as otherwise provided herein, neither party may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior consent of the other party in each case, which consent shall not be unreasonably withheld; provided that each party may assign this Agreement as a whole without such consent to an affiliate or in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of such party or of that part of such party’s business to which this Agreement relates, provided that such party provides written notice to the other party of such assignment and the assignee thereof agrees in writing to be bound as such party hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any third party any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.
     10.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     10.8 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
     10.9 Governing law and regulation. This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.
     10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
     10.11 Force Majeure. Neither party shall be liable to the other party for non-performance of or delay in performing its obligations hereunder to the extent that performance is rendered impossible by strike, riot, war, acts of God, earthquake, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason to the extent that the failure to perform is beyond the reasonable control of the non-performing party.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the Effective Date.

NUVASIVE, INC.			PROGENTIX ORTHOBIOLOGY B.V.

By JD de Bruijn Holding BV, its solely authorized statutory director

By:	/s/ Alexis V. Lukianov		By:	/s/ Joost D de Bruijn
	Name:	Alexis V. Lukianov		Name:	Joost D de Bruijn
	Title:	Chief Executive Officer		Title:	General Director
Signature Page to Exclusive Distribution Agreement

EXHIBIT A
PRODUCTS AND SPECIFICATIONS
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***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

EXHIBIT B
DEFINITION OF MACROPORES
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***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.